UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Dendrite International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DENDRITE INTERNATIONAL, INC March 21, 2006

Dear Shareholder:

On behalf of the Board of Directors and management, I am pleased to invite you to the 2006 Annual Meeting of Shareholders of Dendrite International, Inc. The meeting will be held on Wednesday, April 19, 2006 at 9:00 a.m. at Dendrite’s offices located at 1405 U.S. Highway 206, Bedminster, New Jersey 07921.

Your vote at the Annual Meeting is important to Dendrite and we ask you to vote your shares by following the voting instructions in the enclosed proxy. The Notice of Annual Meeting of Shareholders, Proxy Statement and form of proxy are enclosed with this letter.

The officers and directors of Dendrite appreciate your continuing support and we look forward to seeing you at the Annual Meeting.

John E. Bailye
Chairman of the Board and Chief
Executive Officer
Bedminster, New Jersey

YOUR VOTE IS IMPORTANT
To assure your representation at the Annual Meeting, please vote your proxy as promptly as possible, whether or not you plan to attend the Annual Meeting.

DENDRITE INTERNATIONAL, INC. 1405 U.S. Highway 206 Bedminster, New Jersey 07921 www.dendrite.com NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2006
To Dendrite Shareholders:

The Annual Meeting of Shareholders of Dendrite International, Inc., a New Jersey corporation (the “Company”), will be held at the Company’s offices located at 1405 U.S. Highway 206, Bedminster, New Jersey 07921, on Wednesday, April 19, 2006 at 9:00 a.m. local time (the “Annual Meeting”) for the following purposes:

1. To elect nine directors.
2. To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Shareholders of record at the close of business on March 17, 2006 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.

It is important that your shares are represented at the Annual Meeting regardless of the number of shares you may hold. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to ensure that all of your shares are voted. The prompt return of proxies will ensure a quorum is present at the Annual Meeting. Whether or not you plan to attend the meeting, please vote your proxy promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Christine A. Pellizzari
Secretary
Bedminster, New Jersey
March 21, 2006

DENDRITE INTERNATIONAL, INC.
1405 U.S. Highway 206
Bedminster, New Jersey 07921
www.dendrite.com

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2006

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Dendrite International, Inc., a New Jersey corporation (“Dendrite” or the “Company”), for use at the 2006 Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Wednesday, April 19, 2006, at the Company’s offices located at 1405 U.S. Highway 206, Bedminster, New Jersey 07921 and at any adjournment or postponement (the “Annual Meeting”). This Proxy Statement, Notice of Annual Meeting and proxy are first being distributed to shareholders by mail or by the Internet on or about March 21, 2006.

GENERAL

Voting

The presence in person or by proxy of the holders of Common Stock representing a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote in person or by proxy for each share of Common Stock held on the record date on each matter to be voted on. On March 17, 2006, the record date for the Annual Meeting, there were 43,552,894 shares of Common Stock outstanding. Abstentions and broker non-votes are included in determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy but does not have authority or instructions to vote on a particular proposal.

Shares of Common Stock represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given in the proxy, it will be voted for the persons designated in the proxy as the Board of Directors’ nominees for director, for the ratification of the selection of the independent registered public accounting firm and in the discretion of the proxy holders with respect to any other matter properly submitted to shareholders at the Annual Meeting, which may include, among other things, a motion to adjourn the meeting or part of the meeting relating to one or more items to be voted on at the Annual Meeting.

If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting. If such an adjournment is proposed by the Company, the proxy holders intend to vote all shares of Common Stock for which they have voting authority in favor of the adjournment.

The Company may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. If adjournment is proposed by the Company for this reason, the execution of your proxy also authorizes the proxy holders to vote all shares for which they have such voting authority for such an adjournment, unless you otherwise indicate on your proxy.

An adjournment will have no effect on the business that may be conducted at the Annual Meeting. If the Annual Meeting is postponed or adjourned in whole or in part, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will remain able to revoke your proxy until it is voted. A separate box is included on the proxy card giving the named proxies the authority to vote on any proposed adjournment or postponement of the Annual Meeting unless you have indicated otherwise on the proxy card.

Under New Jersey law, if a quorum is present, the nine nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting will be elected as directors. If a quorum is present, ratification of the independent registered public accounting firm requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes will have no effect on the outcome of any matter voted on at the Annual Meeting.

Shareholders may vote using one of three alternative methods:

(1)         by completing and mailing the proxy card; or

(2)         over the telephone by following the instructions for telephone voting on the proxy card or voter instruction form; or

(3)         via the Internet by going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card.

If your shares are registered in the name of a bank, broker or other nominee, you still may be eligible to vote your shares over the Internet. You should contact your nominee for additional information regarding Internet voting in such case.

Proxies

Whether or not you attend the Annual Meeting, you are asked to submit your proxy, which will be voted as directed on your proxy when properly completed.

A proxy may be revoked prior to the exercise of the proxy either by delivering written notice of revocation to the Secretary of the Company or by delivering a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by electronic mail, facsimile or telephone by regular employees and directors of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock. Dendrite has retained MacKenzie Partners, Inc. to assist in soliciting proxies and to provide related advice and information for a fee of $5,000 plus customary disbursements.

If a person is a participant in the Company’s 401(k) savings plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

Annual Meeting Admission

You will need a form of personal identification to attend the Annual Meeting. If you own stock through a bank or other holder of record, you will need proof of ownership to attend the meeting. Admission is limited to shareholders with proper identification and invitees only.

Internet Distribution of Proxy Materials

The Company may transmit the Proxy Statement and related proxy materials via the Internet to shareholders of record that have consented to receiving such proxy materials electronically. A copy of Dendrite’s annual report and proxy statement may also be accessed free of charge through the Investor

Relations section of the Company’s website, www.dendrite.com. The information contained on the website is not incorporated by reference in or otherwise considered to be part of this document.

Multiple Copies of Annual Report and Proxy Statement

We have adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, shareholders of record who share the same address and do not participate in electronic delivery of proxy materials may receive only one copy of our annual report and proxy statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are an eligible shareholder of record receiving multiple copies of our annual report and proxy statement at your household, you can request householding by contacting your broker if your shares are held in a brokerage account or by contacting the Company if you hold registered shares. If you are a shareholder of record residing at an address that participates in householding and you wish to receive separate documents in the future, you may write, call or e-mail Investor Relations, 1405 U.S. Highway 206, Bedminster, New Jersey 07921, telephone (908) 443-2000, e-mail investorrelations@dendrite.com. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

CORPORATE GOVERNANCE

General

Dendrite is committed to sound principles of corporate governance which promote honest, responsible and ethical business practices. The Company’s corporate governance practices are reviewed and evaluated by the Board of Directors and the Corporate Governance and Nominating Committee. This review has included comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies. Based upon this evaluation, the Board has adopted corporate governance guidelines that it believes are the most appropriate corporate governance policies and practices for the Company.

Board Independence and Composition

The Board has reviewed all relationships between each director and the Company and, based on this review, the Board has affirmatively determined that John A. Fazio, Bernard M. Goldsmith, Edward J. Kfoury, Peter W. Ladell, Paul A. Margolis, John H. Martinson, Peter G. Tombros and Patrick J. Zenner are each independent in accordance with all Nasdaq independence standards.

The Board determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director. In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director in response to detailed inquiries concerning his independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company.

Lead Director

The independent members of the Board of Directors have appointed Edward Kfoury as Lead Director. The Lead Director’s duties and authority include the following:

•       Presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors

•       Serving as a liaison between the Chairman and the independent directors

•       Reviewing and consulting with management on agendas for meetings of the Board of Directors and materials to be sent to the Board

•       Approving meeting schedules to assure that there is sufficient time for discussion of agenda items

•       Calling meetings of the independent directors

•       If requested by significant shareholders, to be available for communication on issues of corporate policy, consistent with legal requirements.

Board Committees and Meetings

The Company has an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee. The Board and its committees meet throughout the year on a regular schedule and hold special meetings as necessary. The independent directors regularly meet in executive session. As Lead Director, Mr. Kfoury leads these executive sessions. The charters for the Audit Committee, Corporate Governance and Nominating Committee and the Compensation Committee are available at the Investor Relations section of the Company’s website, www.dendrite.com.

The Audit Committee is comprised of Messrs. Fazio, Margolis and Zenner, each of whom the Board of Directors has determined satisfies the independence and audit committee qualification standards of Nasdaq and the SEC. The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent registered public accounting firm and Company management as their respective duties relate to financial accounting, financial reporting and internal controls. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

The Board has determined that all Audit Committee members are financially literate and at least one member has accounting or related financial management expertise in accordance with applicable Nasdaq rules. The Board has also determined that Mr. Fazio is an audit committee financial expert within the meaning of the SEC regulations. This designation is an SEC disclosure requirement related to Mr. Fazio’s experience and understanding of accounting and auditing matters and is not intended to impose any additional duty, obligation or liability on Mr. Fazio.

The Corporate Governance and Nominating Committee is comprised of Messrs. Goldsmith, Kfoury, Martinson, Tombros and Zenner, each of whom the Board of Directors has determined is independent within the meaning of Nasdaq independence standards. The principal responsibilities of the Corporate Governance and Nominating Committee are to assess and provide recommendations to the Board concerning corporate governance practices and to identify potential director candidates.

The Compensation Committee is comprised of Messrs. Goldsmith, Kfoury and Ladell, each of whom the Board of Directors has determined is independent within the meaning of Nasdaq independence standards. The Compensation Committee reviews and approves the compensation arrangements for the Company’s senior executives and outside directors. The Compensation Committee also administers various equity incentive plans of the Company.

In 2005, the Board of Directors held 9 meetings, the Audit Committee held 12 meetings, the Corporate Governance and Nominating Committee held 4 meetings and the Compensation Committee held 7 meetings. Each director attended at least 75% of the meetings of the Board of Directors and of the Committees of which he was a member except for Mr. Goldsmith, who attended 70%.

Director Candidates

The Corporate Governance and Nominating Committee, together with the Chairman of the Board and other Board members, from time to time as appropriate identify the need for new Board members. In identifying candidates, the Corporate Governance and Nominating Committee seeks input from the Chairman of the Board, other Board members and other sources to ensure that all points of view can be considered and the best possible candidates can be identified. The Corporate Governance and Nominating Committee may also engage an independent search firm for such purpose. Members of the Corporate Governance and Nominating Committee, the Chairman of the Board and other Board members typically interview selected candidates. The Corporate Governance and Nominating Committee will determine which candidates are to be recommended to the Board for approval.

All Dendrite directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company. Board candidates are considered based on various criteria which may change over time. At a minimum, the Corporate Governance and Nominating Committee considers:

•       the appropriate mix of educational and professional background and business experience to make a significant contribution to the overall composition of the Board

•       global business and social perspective

•       if appropriate, whether the candidate would be considered an audit committee financial expert or independent

•       demonstrated personal and professional character and reputation consistent with the image and reputation of Dendrite; willingness to apply sound and independent business judgment; and ability to work productively with the other members of the Board

•       availability for the substantial duties and responsibilities of a Dendrite director

The Corporate Governance and Nominating Committee also considers such other factors as may be appropriate including the current composition of the Board and evaluations of prospective candidates.

Shareholders wishing to submit a director candidate for consideration by the Corporate Governance and Nominating Committee must submit the recommendation to that Committee, c/o the Secretary of the Company, 1405 U.S. Highway 206, Bedminster, New Jersey 07921, in writing, not less than 120 days nor more than 150 days prior to the annual meeting date (determined based on the same date as the preceding year’s annual meeting). In order to ensure that a shareholder wishing to propose a candidate for consideration by the Corporate Governance and Nominating Committee has a significant stake in the Company, the shareholder submitting the candidate must be the beneficial owner of at least 1% of the Company’s outstanding shares for at least one year. The request must be accompanied by the same information concerning the director candidate and the recommending shareholder as described in Article II, Section 6 of the Company’s By-laws for shareholder nominations for director. The Corporate Governance and Nominating Committee may also request additional background or other information. Nothing above limits a shareholder’s right to propose a nominee for director at an annual meeting in accordance with the procedures set forth in the Company’s By-laws.

Messrs. Tombros and Ladell were appointed as directors by the Board in 2005 and are standing for election by shareholders for the first time at this Annual Meeting. They were each recommended to the Board by the Corporate Governance and Nominating Committee after the Committee evaluated certain potential candidates initially identified and recommended to the Committee by non-management directors based on, among other things, the particular business experience of each of these candidates.

Shareholder Communications Process; Director Attendance Policy

Information regarding the Company’s process for shareholders to communicate with the Board of Directors and the manner in which such communications are forwarded and the Company’s policy regarding director attendance at annual meetings and the number of directors that attended last year’s annual meeting is available at the Investor Relations section of the Company’s website located at www.dendrite.com.

ITEM 1

ELECTION OF DIRECTORS

General

The Board of Directors proposes the election of nine nominees as directors of the Company. Directors are elected annually by the holders of Common Stock. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. In the event that any of the nominees should become unavailable for election, which is not expected, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.

Set forth below is a brief description of the background of each nominee for director. All nominees are current directors of the Company.

Nominee	Age	Position With The Company
John E. Bailye	52	Chairman of the Board and Chief Executive Officer
John A. Fazio	62	Director
Bernard M. Goldsmith	62	Director
Edward J. Kfoury	67	Director
Peter W. Ladell	62	Director
Peter G. Tombros	63	Director
Paul A. Margolis	52	Director
John H. Martinson	58	Director
Patrick J. Zenner	59	Director

The Board of Directors recommends a vote for the above nominees.

Business Experience

John E. Bailye has served as Chief Executive Officer and a director since the Company’s incorporation in 1987 and since 1991 has had the additional position of Chairman of the Board. Prior to 1987, Mr. Bailye served as a Managing Director of Foresearch Pty., Limited, a consulting company to the pharmaceutical industry in Australia. Mr. Bailye served in that capacity from the time he acquired Foresearch in 1976 until he sold the company in 1986. Mr. Bailye holds a Bachelor of Commerce in Finance, Marketing and Business from the University of New South Wales.

John A. Fazio has served as a director of the Company since 2003. Mr. Fazio served in various accounting, auditing, consulting and administrative capacities with PricewaterhouseCoopers (“PwC”) from 1967 until his retirement in 2000, including Senior General Practice Partner and a National Business Leader in PwC’s pharmaceutical practice, Vice Chairman, International and head of PwC’s Strategic Risk Services practice. Mr. Fazio is a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants. Mr. Fazio became a director of ImClone Systems Inc. in 2003 and is a director of Heidrick & Struggles International, Inc. Mr. Fazio is a Certified Public Accountant and Certified Management Accountant and holds a Bachelor of Science in Accounting from Penn State University and Masters Degree in Accounting from Ohio State University.

Bernard M. Goldsmith has served as a director of the Company since 1996. In 1986, he founded Updata Capital, Inc., an investment banking firm focused on mergers and acquisitions in the information technology industry. Mr. Goldsmith currently serves as Managing Director of Updata. Mr. Goldsmith also founded Updata Software Company where he served as Chief Executive Officer from 1986 to 1988 and CGA Computer, Inc. where he served as Chairman and Chief Executive Officer from 1968 to 1986. He is also a director of various private companies. Mr. Goldsmith holds a Bachelor of Arts in Business Administration from Rutgers University.

Edward J. Kfoury has served as a director of the Company since 1997. He has also served as the Company’s Lead Director since the Board created the position in April 2003. Mr. Kfoury served as a division President and Vice President of International Business Machines Corporation (“IBM”) from 1988 through 1993 and in various other positions with IBM from 1963 to 1988. Mr. Kfoury is a director of various privately held companies. Mr. Kfoury is also a trustee of the Maine Chapter of the Nature Conservancy, an advisory trustee of the Maine Audubon Society and President of Rangeley Lakes Heritage Trust. Mr. Kfoury holds a Bachelor of Business Administration in Marketing from the University of Notre Dame.

Peter W. Ladell has served as a director of the Company since October 2005. Mr. Ladell was the Chief Operating Officer of Hoechst Marion Roussel from 1997 until the company’s December 1999 merger with Rohne-Poulenc Rorer to form Aventis Pharmaceuticals. Mr. Ladell subsequently served as a member of the Aventis Executive Committee until his retirement in 2001.  During his 35 year tenure at Hoechst Marion Roussel and its predecessors, Mr. Ladell served in several other senior leadership positions, including President and Chief Executive Officer, Hoechst Marion Roussel, North America and President, Marion Merrell Dow Europe. Mr. Ladell holds a Bachelor of Commerce in Marketing and Accounting and an honorary doctorate of Civil Laws from Acadia University.

Paul A. Margolis has served as a director of the Company since 1993. Mr. Margolis is a General Partner and Director of Longworth Venture Partners, a venture capital company which invests in software, Internet and content companies. Mr. Margolis founded Marcam Corporation in 1980 and was its Chairman, President and Chief Executive Officer until 1996 and a director of Marcam until 1998. He is also a director of various private companies. Mr. Margolis holds a Bachelor of Arts from Brown University and an M.B.A. from Harvard Business School.

John H. Martinson has served as a director of the Company since 1991. In 1986, he founded the Edison Venture Funds and currently serves as its managing partner. Mr. Martinson is also a director of various privately held companies. He is a former Chairman of the New Jersey Technology Council and former Chairman of the National Venture Capital Association. Mr. Martinson holds a Bachelor of Science in Aeronautics from the United States Air Force Academy, an M.S. in Astronautics from Purdue University and an M.B.A. from Southern Illinois University.

Peter G. Tombros has served as a director of the Company since October 2005. Mr. Tombros is Professor and Distinguished Executive in Residence at the Eberly College of Science at Pennsylvania State University, a position he has held since October 2005. Formerly, Mr. Tombros served as Chairman and Chief Executive Officer of drug discovery company VivoQuest, Inc. from 2002 to 2005.  From 1994 to 2001, Mr. Tombros was President and Chief Executive Officer of bio-pharmaceutical company Enzon, Inc.  Prior to Enzon, Mr. Tombros spent 25 years with Pfizer, Inc., serving in various leadership roles, including Executive Vice President, Pfizer Pharmaceuticals; Senior Vice President, General Manager, Roerig Division; and Vice President, Marketing, Pfizer Laboratories Division. Mr. Tombros is a director of Alpharma Inc., Cambrex Corporation, Protalex, Inc. and NPS Pharmaceuticals. He is also a former Chairman of the New Jersey Technology Council. Mr. Tombros holds a Bachelor of Science and Master of Science from Pennsylvania State University and a Master of Business Administration from the University of Pennsylvania Wharton Graduate School of Business.

Patrick J. Zenner has served as a director of the Company since 2001. Mr.  Zenner currently serves as interim Chief Executive Officer of CuraGen Corporation; a position he has held since May 2005. Mr. Zenner served as the President and Chief Executive Officer of Hoffmann-La Roche, Inc., a leading research-intensive pharmaceutical company, from 1993 to 2001. Mr. Zenner served in various other capacities with Hoffmann-La Roche since 1969, including Senior Vice President of its pharmaceutical division from 1992 to 1993, Head of International Pharmaceutical Marketing from 1988 to 1992 and Vice President and General Manager of Roche Laboratories from 1982 to 1988. Mr. Zenner is also a director of Geron Corporation, Praecis Pharmaceuticals Inc., West Pharmaceutical Services, Inc., First Horizon Pharmaceutical Corporation, ArQule, Inc., CuraGen Corporation, EXACT Sciences Corporation and Xoma Corporation, a director of Creighton University and the Chairman of the Board of Trustees of Fairleigh Dickinson University. Mr. Zenner holds a Bachelor of Science in Business Administration from Creighton University and an M.B.A. from Fairleigh Dickinson University.

Director Compensation

During 2005, each non-employee director received a grant of 21,000 stock options and a cash retainer of $25,000. Each non-employee director also received a per meeting fee of $1,000 for in-person attendance at Board or committee meetings and $500 for telephonic meetings. The Chairpersons of the Compensation Committee and the Corporate Governance and Nominating Committee each also received a grant of 5,000 stock options and a cash retainer of $5,000. The Chairman of the  Audit Committee also received a grant of 5,000 stock options and a cash retainer of $14,000. Our Lead Director also received a grant of 10,000 stock options. All options granted had an exercise price equal to the fair market value of the Common Stock as of the grant date.

In October 2005, the Compensation Committee of the Board amended the Company’s director compensation program. The new compensation program, which became effective as of January 1, 2006, provides that each non-employee director will receive an annual grant of 4,000 stock options and 5,000 restricted stock units, along with an annual cash retainer of $35,000. Each non-employee director will also receive a per meeting fee of $1,000 for in-person attendance at Board or Committee meetings and $500 for telephonic meetings. The Chairperson of the Audit Committee will also receive an annual cash retainer of $35,000, the Chairperson of the Compensation Committee will also receive an annual cash retainer of $15,000 and the Chairperson of the Corporate Governance and Nominating Committee will also receive an annual cash retainer of $10,000. The Lead Director will also receive an annual grant of 4,000 restricted stock units and an annual cash retainer of $50,000. All options granted will have an exercise price equal to the fair market value of the Common Stock as of the grant date.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Report of the Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) operates pursuant to a charter which gives the Compensation Committee responsibility with respect to the compensation and benefits of the Company’s senior executives. The Compensation Committee’s specific responsibilities include:

•       reviewing and approving the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”)

•       evaluating the CEO’s performance in relation to those goals and objectives and determining the CEO’s compensation level

•       establishing, in consultation with senior management, the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs

•       reviewing and approving the compensation of the Company’s senior executives

•       reviewing the Company’s compensation and employee benefits policies and practices, including incentive compensation plans and equity-based plans

•       overseeing the administration and competitiveness of such policies, practices and plans

The Compensation Committee is authorized to engage independent compensation consultants to assist it in the performance of its functions.

The Company’s 2005 executive compensation program consisted of the following: annual base salary, other annual compensation and benefits, annual and quarterly cash bonus opportunities, performance awards and long-term compensation in the form of stock options or other stock awards. Factors used in determining compensation include competitive market considerations both within and without the industry, the contribution by the individual to the financial success of the Company or a particular area of the Company, and the long-term performance of the Company. The Compensation Committee may apply different factors or may vary the weight given to each of these factors in determining or making recommendations to the Board of Directors with respect to executive compensation in future years.

Annual Component: Base Salary, Bonus and Other Compensation

Base Salary.   Each element of senior executive compensation has a different purpose and basis. Base salary and other compensation and benefits paid in 2005 were made to compensate ongoing performance throughout the year. The base salary for each executive officer and any increases to base salary were based on several factors, including individual performance, operating performance of the Company or of a particular area within the Company, and a comparison to the compensation practices of certain of the Company’s competitors and other companies in its industry, generally assessing base salary of the Company’s senior executives in relation to a range between the median and the 75th percentile of executives in comparable positions reported by these other companies. Base salary increases for the Company’s senior executives ranged from 3.6% to 15.5%. The Chief Executive Officer received a base salary increase of 5%.

Bonus.   Under the Company’s executive bonus program for 2005, each executive officer had an incentive award target based on the achievement of specific quantitative corporate performance goals which are determined by the Compensation Committee. Each executive officer had a range of potential awards, both above and below target. The amount paid to each executive officer under the bonus program is based on achievement against the performance goals. Larger awards may be made if performance exceeds predetermined objectives. Smaller or no awards may be made if performance falls below such objectives.

For executive officers who primarily have corporate responsibilities, the 2005 financial performance criteria were based on earnings per share with an opportunity for quarterly and annual performance payments. For executive officers who primarily have revenue generating responsibilities, the performance objectives were 25% based on earnings per share and 75% based on business unit revenues and operating profits, with an opportunity for quarterly and annual payments. For the bonus component based on earnings per share, the 2005 performance criteria were not met and no payments were made. For the bonus component based on business unit revenues and strategic goals, the 2005 performance criteria were met for certain executives in each quarter of 2005 depending on the target levels established.

From time to time the Company may pay to one or more of its executives annual, semi-annual and/or quarterly cash bonuses as well as performance awards in the form of option grants or share grants as an additional incentive and reward for reaching and exceeding established objectives for revenues, profitability or other performance. These bonuses or awards reflect the Compensation Committee’s assessment, in consultation with the CEO (except with respect to matters pertaining to his own compensation) of that individual’s achievement and the significance of that executive’s contribution to the financial success of the Company or a particular area of the Company during a year. For 2005, the Compensation Committee approved and awarded bonuses aggregating $260,000 as well as restricted stock unit grants for an aggregate of 5,300 shares for certain executive officers.

Other Compensation.   Benefits for all executive officers included, in addition to the equity programs discussed below, group term life insurance, the Company’s matching portion of the executive’s 401(k) plan contribution and first class, business class and charter air travel in accordance with Company policy. Certain executives are also entitled to an annual reimbursement up to $10,000 for financial, estate and tax planning services.

Long-Term Component—Stock Options

The long-term component of executive compensation involves primarily the award of stock options. The number of options is established at a level intended by the Compensation Committee to be commensurate with the individual’s position, responsibility and performance. Options are granted with an exercise price equal to the fair market value per share of Common Stock on the grant date. Options are granted to induce a long-term employment commitment to the Company and to demonstrate the Company’s commitment to having directors and executive officers maintain a significant level of ownership interest in the Company.

Stock Ownership Requirements

In 1999, the Board of Directors adopted a Share Ownership Program which establishes stock ownership requirements for the Company’s senior management and directors to encourage stock ownership by such individuals. The program was amended in 2005. Under the program, members of the Company’s senior management and Board of Directors must achieve and maintain ownership of certain specified amounts of shares of the Company’s stock by pre-designated milestones. Each director subject to the program must achieve twenty-five percent (25%) of the applicable mandatory ownership level by the fourth anniversary of the later of the effective date of the program or the date of appointment, fifty percent (50%) of the applicable mandatory ownership level within five years of such date and one hundred percent (100%) of the applicable mandatory ownership level within six years of such date. Each member of senior management subject to the program must achieve fifty percent (50%) of the applicable mandatory ownership level by the fifth anniversary of the later of the effective date of the program or the date of hire or promotion to the applicable position, seventy-five percent (75%) of the applicable mandatory ownership level within six years of such date and one hundred percent (100%) of the applicable mandatory ownership level within seven years of such date.

Chief Executive Officer Compensation

The 2005 annual base salary for Mr. Bailye, the Chairman of the Board and Chief Executive Officer of the Company, was established pursuant to his employment agreement. The Compensation Committee may, in its discretion, determine to pay Mr. Bailye an annual or quarterly cash bonus if the Company meets or exceeds its goals. No bonus was paid for 2005. Under the Company’s annual option grant program, the Compensation Committee may grant Mr. Bailye options to purchase shares of Common Stock, with the options having a value up to approximately $1,200,000 determined using the Black-Scholes option pricing method. In 2005, Mr. Bailye was granted options for 170,000 shares under the annual option program. In addition, Mr. Bailye was granted 18,000 options under the 2005 stock ownership incentive program and 319,848 options under the Company’s replacement option program. Mr. Bailye does not participate in decisions of the Board or the Compensation Committee relating to his own compensation

Incentive Stock Bonus Program

In 1999, the Compensation Committee approved the adoption of the incentive stock bonus program whereby senior executives may elect to receive their incentive bonus (including any amounts earned but deferred in accordance with the Company’s bonus plan) in shares of Common Stock (“Bonus Shares”). The number of such Bonus Shares equals the amount of the executive officer’s bonus which the individual elects to receive in Common Stock, divided by the closing price of the Company’s Common Stock on the trading date immediately prior to the payment date of the bonus. To encourage executive officers to receive their bonus in Bonus Shares, the Company grants to each executive officer who elects to receive Bonus Shares, a stock option for the same number of shares as the Bonus Shares calculated without giving effect to any Bonus Shares withheld to pay withholding taxes (the “Tandem Options”). Tandem Options vest on the first anniversary of the bonus payment date. The Tandem Options and the Bonus Shares are issued under the Company’s 1997 Stock Incentive Plan.

2005 Stock Ownership Incentive Program

The Board of Directors approved the annual stock ownership incentive program (“SOIP”) in July 2005 and the Board of Directors approved an extension the SOIP in October 2005. Persons eligible to participate in the SOIP were those members of the Company’s management and its directors who are required under the Share Ownership Program to maintain ownership of a designated number of shares of Common Stock. Participants in the SOIP received four stock options for every share of Common Stock that a participant purchased on the open market or six stock options for every share purchased by the participant by exercising and holding existing stock options previously granted to the participant, in each case during open window trading periods in the third and fourth quarters of 2005. A maximum of 3,000 shares purchased by each participant under the 2005 program were eligible for option grants. All options granted under the SOIP fully vested on December 31, 2005 but will remain subject to a sale restriction for one year from date of grant.

Appointment of President/Chief Operating Officer and Executive Vice President/Chief Financial Officer

Joseph Ripp was appointed as President and Chief Operating Officer of the Company effective November 1, 2005, and Jeffrey J. Bairstow was appointed as Executive Vice President and Chief Financial Officer of the Company effective December 20, 2005.

In approving the compensation arrangement and employment agreement for each of these executives (see “Employment Contracts” below), with the assistance of the executive search firm as well as the Compensation Committee’s independent compensation consulting firm, the Compensation Committee considered the extensive experience and substantial contribution that each of these executive officers is expected to make to the Company and considered what would be a competitive compensation package to attract and retain each of these executive officers.

Appointment of Interim Chief Financial Officer

On June 6, 2005, George T. Robson was appointed interim Chief Financial Officer. In connection with this appointment, the Compensation Committee approved an employment agreement between the Company and Mr. Robson pursuant to which Mr. Robson acted as the Company’s interim Chief Financial Officer. In consideration for these services, the Company agreed to provide the following compensation: (a) a base salary of $50,000 per month; (b) a completion incentive payment in the amount of $50,000 to be paid provided Mr. Robson served until after October 7, 2005 or earlier termination by the Company; and (c) an option to purchase 50,000 shares of  Common Stock with an exercise price equal to fair market value on the option grant date. The agreement also provided for extended health coverage under the Company’s group health plan for Mr. Robson and his qualifying dependents until June 2012 (or until he obtains alternate health coverage from another employer) at the same cost as for other Company employees, provided that if such coverage from the Company is not available the Company will provide alternate health coverage at its expense. Mr. Robson is also subject to restrictive covenants regarding confidentiality, non-solicitation and non-disparagement.

The Compensation Committee approved this agreement and compensation arrangement based on what it considered to be competitive in order to attract Mr. Robson, who had formerly served as Chief Financial Officer of the Company, to the Company on an interim basis and to assume the considerable responsibilities of that position.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers in a fiscal year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The policy of the Compensation Committee is to establish and maintain compensation programs which recognize and reward performance which increases the value of the Company and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of such compensation. The Company also believes, however, that under various circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in the best interests of the Company and its shareholders to compensate certain key executives in excess of deductible limits. In addition, stock options and equity awards made under its new hire authorization equity plan in connection with hiring new executives are not eligible for exclusion under the Section 162(m) $1 million cap including the initial awards made to Mr. Ripp and Mr. Bairstow upon their hiring.

Conclusion

In summary, the Compensation Committee believes that the Company has an appropriate and competitive compensation program, which has been designed to attract and retain qualified and experienced key executives and motivate them to create shareholder value.

Compensation Committee*
Bernard M. Goldsmith (Chairperson)
Edward J. Kfoury
Peter Ladell**

*                    Terence Osborne, who was a member of the Compensation Committee for 2005, retired from his position on the Board of Directors in February 2006.

**             Effective January 1, 2006, Peter Ladell was appointed to the Compensation Committee; he did not participate in any of the decisions or actions of the Compensation Committee for 2005.

Executive Compensation

The following table sets forth compensation information for the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company, as well as one former executive officer (the “Named Officers”).

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)(1)	Number of Securities Underlying Options (#)	All Other Compensation ($)(2)
John E. Bailye,	2005	522,917	—	—	507,848	6,300
Chairman of the Board and	2004	497,500	192,500	—	537,119	6,150
Chief Executive Officer	2003	470,000	400,000	—	301,500	6,000
Mark H. Cieplik,	2005	322,917	62,563	—	73,500	6,300
Senior Vice President	2004	300,000	203,128	86,658	93,000	6,150
Garry D. Johnson	2005	257,083	90,625	—	75,000	6,300
Senior Vice President and Chief Technology Officer	2004	225,000	51,064		83,000	6,150
Natasha Giordano	2005	250,000	411,675	79,606	60,000	6,300
Senior Vice President
Mark Theilken	2005	284,167	50,000		113,000	4,275
Senior Vice President
Paul L. Zaffaroni	2005	509,760	—	—	103,000	600,000	(3)
Former President and Chief	2004	450,000	106,875	—	118,000	11,503
Operating Officer	2003	450,000	325,000	—	169,000	9,593

(1)          The restricted stock units vest in one-third annual increments beginning one year from the date of grant. A holder of restricted stock units is not entitled to receive any declared dividends. The number and value of restricted stock units held at December 31, 2005 were: Mr. Cieplik, 4,108 shares, $59,196; Ms. Giordano, 5,300 shares, $76,373.

(2)          For 2005, represents the Company’s contribution to the 401(k) plan.

(3)          Includes an aggregate of $593,750 which is payable in equal monthly installments over the period from January 1, 2006 to March 31, 2007 in connection with Mr. Zaffaroni’s cessation of employment as an executive officer in November 2005. See “Employment Contracts” below for a description of his separation agreement.

Option Grants In Last Fiscal Year

The following table sets forth stock option grants made to the Named Officers during 2005.

The potential realizable values shown in the following table are required by the SEC and are based on arbitrarily assumed annualized rates of stock price appreciation of five percent (5%) and ten percent (10%) over the full ten-year term of the options. These stated potential realizable values are not intended to forecast possible future appreciation. No benefit from the grant of stock options can be realized by optionees unless there is an appreciation in stock price, which benefits all shareholders.

Option Grants In Last Fiscal Year

	Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
Name	(#)		Year (%)	($/Share)	Date	5%	10%
John E. Bailye	170,000	(2)	5.04	13.87	5/18/15	1,482,871	3,757,885
	18,000	(3)(1)	0.53	14.63	12/19/15	165,613	419,696
	187,500	(4)(1)	5.56	18.00	5/10/09	727,334	1,566,338
	3,071	(4)(1)	0.09	18.00	2/12/14	26,393	63,215
	18,000	(4)(1)	0.53	18.00	2/17/14	178,630	439,975
	14,898	(4)(1)	0.44	18.00	1/27/14	128,036	306,669
	21,731	(4)(1)	0.64	14.63	2/6/12	108,125	245,298
	302	(4)(1)	0.01	14.63	2/6/13	1,799	4,192
	74,346	(4)(1)	2.20	14.63	2/6/13	442,796	1,031,902
Mark H. Cieplik	60,000	(2)	1.78	13.87	5/18/15	523,366	1,326,312
	13,500	(3)(1)	0.40	17.46	8/2/15	148,237	375,661
Garry D. Johnson	75,000	(2)	2.22	13.87	5/18/15	654,207	1,657,890
Natasha Giordano	60,000	(2)	1.77	13.87	5/18/15	523,367	1,326,312
Mark Theilken	95,000	(2)	2.81	13.87	5/18/15	828,663	2,099,994
	18,000	(3)(1)	0.53	19.16	9/16/15	216,893	549,650
Paul L. Zaffaroni	85,000	(2)	2.52	13.87	6/29/07	120,842	247,580
	18,000	(3)(1)	0.53	18.90	6/29/07	34,871	71,442

(1)          Option grants are eligible for the Company’s replacement option program under which if the optionee tenders previously owned shares in satisfaction of the option exercise price, a replacement option for the number of shares tendered is granted for the remaining term of the underlying option, at the option exercise price equal to the fair market value of the Common Stock on the replacement option grant date. Replacement options vest one year from the grant date. The replacement option program was terminated, as it would apply to future option grants, by the Compensation Committee in April 2005.

(2)          The options vested on December 31, 2005; however, the right to sell the underlying shares at or following exercise of the option begins in one-third annual increments commencing on the vesting date.

(3)          Options granted in connection with the Company’s 2005 stock ownership incentive program under which the grantee received six options under the Company’s 1997 Stock Incentive Plan (the “Plan”) for every share, up to 3,000, the grantee purchased by exercising and holding stock options previously granted under the Plan. The options vested on December 31, 2005, but the right to sell the underlying shares at or following exercise of the option begins one year from the date of grant.

(4)          Represents an option under the Company’s replacement option program. These options become exercisable in 2006.

Option Exercises and Year-End Option Holdings

The following table sets forth information regarding option exercises during 2005 and 2005 year-end option holdings for the Named Officers.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1) Exercisable / Unexercisable
John E. Bailye	350,957	1,089,525	905,650/524,454	142,360/1,411,007
Mark H. Cieplik	24,250	117,087	425,373/49,127	516,710/335,835
Garry D. Johnson	0	0	198,396/5,459	165,080/29,751
Natasha Giordano	13,467	38,109	144,054/34,023	184,340/233,440
Mark Theilken	3,000	10,350	310,000/0	78,850/0
Paul L. Zaffaroni	3,000	20,670	629,247/104,753	2,182,404/719,156

(1)          Calculated on the basis of the closing price of the Common Stock at December 31, 2005 of $14.41 per share, less the per share exercise price.

Employment Contracts

Employment Agreement with John E. Bailye

The Company has an employment agreement with Mr. Bailye under which Mr. Bailye serves as Chief Executive Officer of the Company. The employment agreement provides for an annual base salary of not less than $425,000 per year, to be increased each year in accordance with the increase in the Consumer Price Index.

At least once every two years (but in no event more than once every year), the Compensation Committee will review Mr. Bailye’s annual base salary in light of the performance of the Company for the purpose of evaluating an adjustment in Mr. Bailye’ s annual base salary to be considered along with any Consumer Price Index increase. Mr. Bailye also is eligible to receive an annual bonus to be determined by the Compensation Committee and which is generally targeted not to exceed fifty percent (50%) of Mr. Bailye’ s annual base salary for the year. Mr. Bailye is also entitled to the employee benefits generally available to other U.S. executives of the Company.

Mr. Bailye’s employment agreement has a current term continuing through December 31, 2008. The term is automatically renewed for an additional year each December 31 during the term unless, prior to such December 31, either the Company or Mr. Bailye provides written notice of the intent not to renew for the following year. Upon a Change in Control, the remaining term, if less than two years at such date, is extended automatically to continue for at least two years following the Change in Control.

For purposes of Mr. Bailye’s employment agreement, “Cause” is defined to include any gross misconduct or gross neglect with respect to his duties which has or is likely to have a material adverse effect upon the business of the Company, provided the good faith exercise of his business judgment in executing his duties will not constitute Cause, or a felony indictment related to his duties which has or is likely to have a material adverse effect on the business of the Company, provided that if he ultimately is not convicted of and does not plead guilty or nolo contendere to such felony, any such termination of employment is treated as a termination by the Company without Cause and he is entitled to severance.

In the event that Mr. Bailye’s employment is terminated by the Company for any reason other than Cause, disability or death, or by Mr. Bailye for Good Reason, Mr. Bailye will be entitled to receive severance equal to the sum of his annual base salary in effect as of the date of termination and his average annual bonus earned during the three completed fiscal years immediately preceding his date of termination, divided by twelve, and multiplied by the number of full and fractional months remaining in his employment term as of his date of termination.

In the event that during the employment term and within the two year period following a Change in Control, Mr. Bailye’s employment is terminated by the Company for any reason other than Cause, disability or death, or by Mr. Bailye for Good Reason, then Mr. Bailye would be entitled to receive severance equal to three times the sum of his annual base salary in effect as of the date of termination and his highest annual bonus compensation earned during the three completed fiscal years immediately preceding his date of termination.

In the event that the Company provides Mr. Bailye with written notice that it is not extending the term, the Compensation Committee will determine, in its sole discretion, the amount of any severance to Mr. Bailye, which will be determined in accordance with what is usual and customary for such position in companies of comparable size operating in a similar industry as the Company.

During the term and within a period of two years following any voluntary termination by him (other than a termination for Good Reason) or any termination by the Company for Cause, Mr. Bailye is prohibited, whether directly or indirectly, in any U.S. state or foreign country where the Company or any of its affiliates is doing business at the time of termination, from (i) engaging in any venture or activity in competition with the business of the Company or its affiliates, or any business that the Company may establish that it will likely conduct within one year of his departure; (ii) soliciting for any venture or activity in competition with the business conducted by the Company or its affiliates any customers who were customers within one year of his departure or soliciting such customers to reduce their business with the Company or its affiliates, or (iii) inducing or attempting to influence any employee of the Company or its affiliates employed on the effective date of his termination or within six months prior to such termination to terminate his or her employment with the Company or its affiliates. In the event the Company terminates his employment without Cause (or elects not to extend his employment) or Mr. Bailye terminates his employment for Good Reason, the restrictive covenants described above shall apply for a period of six months following the date of termination. The above restrictive covenants generally will not apply in the event his employment is terminated for any reason during the two year period following a Change in Control, unless he agrees to have the covenants apply in exchange for certain severance and/or benefit coverage as set forth in his agreement. The agreement may not be assigned by either party other than by the Company in connection with certain business combinations.

Other Employment Agreements

Joseph Ripp was appointed as President and Chief Operating Officer of the Company effective November 1, 2005. In connection with his appointment, the Compensation Committee approved an employment agreement with Mr. Ripp under which the Company is required to provide the following compensation: (1) base salary of not less than $800,000 per annum; (2) annual discretionary bonus potential of $600,000 which was guaranteed for the balance of 2005, on a pro-rated basis, and is guaranteed for 2006; (3) options to purchase 500,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant, which options vested on December 31, 2005 and are subject to a three-year restriction on selling the underlying shares such that not more than one-third of such shares may be sold before the first, second and third anniversaries of the option grant date; and (4) 250,000 restricted stock units, which vest in annual one-third increments. In the event Mr. Ripp is terminated by the Company other than for Cause, death or disability or terminates his employment for Good Reason, he will receive severance pay equal to his monthly base salary for the twelve month period following his termination plus his annual target bonus as of the date of termination; health benefits coverage for up to twelve months at the same cost as he paid as an employee; and his target bonus for the year in which employment is terminated pro-rated to reflect the portion of the year he performed services for the Company. The Company also reimburses Mr. Ripp for life and disability insurance premiums in excess of the coverage provided by the Company’s standard policies which will provide a benefit, when combined with the Company’s standard policies, in an amount not to exceed his annual base salary plus annual target bonus. Mr. Ripp is subject to restrictive covenants regarding confidentiality, non-competition, non-solicitation and non-disparagement.

Jeffrey J. Bairstow was appointed as Executive Vice President and Chief Financial Officer of the Company effective December 20, 2005. In connection with his appointment, the Compensation Committee approved an employment agreement with Mr. Bairstow under which the Company is required to provide the following compensation: (1) base salary of not less than $475,000 per annum; (2) annual discretionary bonus potential with an initial target of $240,000, which is guaranteed for 2006; and (3) options to purchase 275,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant, which options vested on December 31, 2005 and are subject to a three-year restriction on selling the underlying shares such that not more than one-third of such shares may be sold before the first, second and third anniversaries of the option grant date. In the event Mr. Bairstow is terminated by the Company other than for Cause, death or disability or terminates his employment for Good Reason, he will receive severance pay equal to his monthly base salary for the twelve month period following his termination, provided that the amount of severance will be reduced by any amounts he earns as compensation in other employment, consulting or independent contractor relationships during the severance period. Mr. Bairstow would also be entitled to health benefits coverage for up to twelve months at the same cost as he paid as an employee. Mr. Bairstow will be reimbursed for his reasonable commuting expenses from his current residence and for his temporary housing and auto expense for up to the first twenty months of employment as well as for any tax on such reimbursement. He will also receive reimbursement of his relocation expenses in accordance with the Company’s relocation policy, provided he relocates within two years from his employment commencement date, and the amount paid by the Company on account of his commuting expenses will be applied to reduce the amount he would be entitled to under the relocation policy. Mr. Bairstow is subject to restrictive covenants regarding confidentiality, non-competition, non-solicitation and non-disparagement.

The Company also has an employment agreement with each of the other Named Officers who are current executive officers.

Mr. Cieplik’s employment agreement provides for an annual base salary as well as eligibility for bonuses based on performance against objectives. In the event of termination of Mr. Cieplik’s employment by the Company for any reason other than Cause, death or disability, Mr. Cieplik would be entitled to receive a severance payment equal to six months’ base salary payable in monthly installments, plus health benefits coverage for up to the same period at the same cost as paid for health coverage by other Company employees. Ms. Giordano’s employment agreement provides for an annual base salary as well as eligibility for bonuses based on performance against objectives. Mr. Theilken’s employment agreement provides for an annual base salary as well as eligibility for bonus based on performance against objectives. If

Mr. Theilken’s employment is terminated by the Company for any reason other than Cause, death or disability, he is entitled to twelve months’ base salary payable in monthly installments, plus health benefits coverage for up to the same period at the same cost as paid by other Company employees. Mr. Johnson’s employment agreement provides for an annual base salary as well as eligibility for bonuses based on performance against objectives. Each employment agreement includes restrictive covenants regarding confidentiality, non-competition, non-solicitation and non-disparagement.

“Cause” is generally defined to include acts of gross misconduct, indictable offenses, any willful or intentional acts or gross negligence which injure in any material respect the reputation, business or business relationships of the Company, and material breaches of the employment agreement. “Change in Control” is defined generally to include significant changes in the stock ownership of the Company, certain changes in the Board of Directors, certain business combinations and a sale of all or substantially all of the Company’s assets. “Good Reason” is defined generally as certain changes or reductions in duties or responsibilities, certain breaches by the Company, cessation of eligibility to participate in certain employee plans, certain increased travel, or failure of the Company to obtain an agreement from a successor to assume the Company’s obligations under the employment agreements.

In February 2006 the Compensation Committee approved amendments to the employment agreements with each of its executive officers other than Mr. Bailye to provide that upon a termination of employment by the Company other than for Cause, death or disability or the termination by the executive officer for Good Reason, each within one year following a Change in Control, the executive officer would be entitled to severance payments in a lump sum amount equal to the sum of two years’ annual base salary and target bonus, plus a pro-rated target bonus for the year in which such termination occurs and up to two years’ health benefits coverage. All outstanding unvested stock options and other unvested equity awards would vest and any contractual sales restrictions would lapse upon a Change in Control. The Compensation Committee also may, in its discretion, determine and agree to either (i) reduce the severance amount to an amount which is intended to maximize such severance payment without causing that or other payments to be subject to an excise tax under IRC Section 4999 or (ii) pay to the executive officer a tax gross up amount to fully negate any such excise tax.

Retirement and Separation Agreement

In November 2005, the Company and Mr. Zaffaroni entered into a retirement agreement and general release. The agreement supersedes Mr. Zaffaroni’s employment agreement. Pursuant to the agreement, unless his employment is terminated for Cause, Mr. Zaffaroni will continue to serve as an employee of the Company through March 31, 2006 and will continue to receive his base salary and benefits. Commencing April 1, 2006, unless terminated for Cause, Mr. Zaffaroni will continue to render such services as the Company may reasonably request and will continue to receive his base salary and benefits, through March 31, 2007. Mr. Zaffaroni was eligible to continue to participate in the Executive Incentive Plan until the end of calendar year 2005, at which time he was no longer entitled to participate in that plan or any other bonus plan. In addition, through the earlier of March 31, 2007 or the date Mr. Zaffaroni may secure other full-time employment (“Retirement Date”), Mr. Zaffaroni will be eligible for continued stock option vesting, participation in the deferred compensation plan, and participation in the Company’s 401(k) plan and stock purchase plan. Dendrite will also reimburse Mr. Zaffaroni for future, documented relocation costs up to $200,000 and for certain costs already incurred up to $30,000 in refinancing his current residence. Mr. Zaffaroni’s health coverage under the Company’s group health plan will terminate on the Retirement Date, at which time Mr. Zaffaroni will be provided an opportunity to continue health coverage for himself and qualifying dependents under the Company’s group health plan in accordance with COBRA. Mr. Zaffaroni will continue to be eligible for life insurance coverage under the Company’s policy through the Retirement Date. As soon as practicable following the Retirement Date, the ownership of the insurance policy securing Mr. Zaffaroni’s account balance under the Company’s nonqualified deferred compensation plan will be transferred to Mr. Zaffaroni. In consideration of the above, Mr. Zaffaroni executed a full release. In addition, the two-year post-employment restrictions in his Employment Agreement will run from his Retirement Date.

Certain Transactions with Related Parties

During 2005, the Company chartered aircraft for Company business use from third party charter companies, including Worldwide Jet Charter, Jet Alliance and Skyport/JetEquity Travel. Worldwide Jet, Jet Alliance and Skyport are not affiliated with the Company or any executives of the Company and they charter aircraft on a commercial basis on behalf of numerous individual aircraft owners. In certain instances, the aircraft provided by Worldwide Jet, Jet Alliance and Skyport to the Company for its chartered business travel were leased from Kookaburra Air LLC and, for 2005, an amount not in excess of $158,400 was paid by Worldwide Jet, Jet Alliance and Skyport to Kookaburra in the form of a credit for such aircraft leased on behalf of the Company. Kookaburra is an aircraft owner whose owners are Mr. Bailye and his spouse, and Kookaburra actively charters its aircraft. The revenue from aircraft chartered by the Company through Worldwide Jet, Jet Alliance and Skyport is not a material portion of Kookaburra’s overall business with Worldwide Jet, Jet Alliance and Skyport.

Mr. Bailye is a party to a registration rights agreement with the Company under which he has certain rights with respect to the registration for resale to the public of certain shares of Common Stock owned by him.

PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total shareholders’ return on the Company’s Common Stock on a year-end basis, from December 31, 2000 to December 31, 2005, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the RDG Technology Composite Index for the same period. In accordance with the rules of the SEC, the returns are indexed to a value of $100. The Company has never paid cash dividends on its Common Stock. Shareholders’ returns over the indicated period should not be considered indicative of future shareholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG DENDRITE INTERNATIONAL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG TECHNOLOGY COMPOSITE INDEX

*       $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
DENDRITE INTERNATIONAL, INC.	100.00	62.70	33.39	70.17	86.70	64.40
NASDAQ STOCK MARKET (U.S.)	100.00	70.75	51.08	76.82	85.44	96.38
RDG TECHNOLOGY COMPOSITE	100.00	73.41	45.47	67.41	69.75	71.67

Report of the Audit Committee

The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in its oversight of the Company’s system of internal control, financial reporting practices and interim reviews and audit by the independent registered public accounting firm in order to ensure the quality, integrity and objectivity of the Company’s financial statements. Each member of the Audit Committee satisfies the independence and audit committee qualification standards of Nasdaq and the SEC.

For 2005, the Audit Committee reviewed the overall audit scope, plan and results of the audit engagement. The Committee also met separately, without management, with representatives of the independent registered public accounting firm and with the Company’s internal auditors. In addition, the Audit Committee reviewed and discussed the Company’s annual and quarterly financial statements with management before issuance.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, of the American Institute of Certified Public Accountants. The Audit Committee also received and reviewed the written disclosures and confirmation from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent registered public accounting firm its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year 2005. The Audit Committee also evaluated and appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2005 Annual Report on Form 10-K a report by management on its assessment of the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has rendered opinions on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which are included as part of the Company’s 2005 Annual Report on Form 10-K report in connection with the Company’s internal control over financial reporting. During the course of 2005, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process. The Audit Committee also discussed this process with Deloitte & Touche LLP. Management’s assessment report and the accountant’s attestation report are included as part of the 2005 Annual Report on Form 10-K.

Audit Committee
John A. Fazio (Chairperson)
Paul A. Margolis
Patrick J. Zenner

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for 2006 and has directed that management submit the selection of Deloitte & Touche LLP for ratification by the Company’s shareholders at the 2006 Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP is not required by the Company’s By-laws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to shareholders for ratification as a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee would reassess the selection.

The Board of Directors recommends a vote for ratification of the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services

The fees billed for services rendered for 2005 and 2004 by Deloitte & Touche LLP were as follows:

	2005	2004
Audit Fees(1)	$2,813,602	$2,661,362
Audit-Related Fees(2)	$21,755	$0
Tax Fees	$0	$0
All Other Fees(3)	$90,564	$0
Total	$2,925,921	$2,661,362

(1)         Represents fees for professional services provided by Deloitte & Touche LLP in connection with the integrated audit of our consolidated financial statements, the effectiveness over internal control over financial reporting, management’s assessment of the Company’s internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)         Consists primarily of services related to registration statements.

(3)         Consists of services related to employee benefit plan audits.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Audit Committee has adopted a formal policy concerning the pre-approval of all services to be provided by the independent registered public accounting firm to the Company. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for all services with a budgeted cost of less than $50,000. The Committee receives periodic updates on services being provided by the independent registered public accounting firm, including services approved by the Audit Committee Chairman, and management may present additional services for approval. All services provided by the independent registered public accounting firm for 2005 were approved in advance by the Audit Committee.

On May 11, 2004 Ernst & Young LLP (“E&Y”) resigned as the independent auditor for the Company. E&Y was initially engaged by the Company as its independent auditor effective April 4, 2002. The reports of E&Y on the Company’s financial statements for the years ended December 31, 2003 and

2002 do not contain an adverse opinion or a disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2003 and 2002 and through May 11, 2004, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The Company believes that, during the years ended December 31, 2003 and 2002 and through May 11, 2004, there were no disagreements, as defined in Item 304(a)(1)(iv) of Regulation S-K, with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to such disagreement in its reports. The quarterly written reports of E&Y to the Audit Committee under SAS 61 and AU Section 722 prior to E&Y’s resignation are consistent with this conclusion.

In connection with its review of the Company’s draft Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, E&Y identified a material transaction for which during the quarter the Company had included revenue on the transfer and sale of certain irrevocable licenses in an initial stocking order to a Japanese distributor. Based on its review and analysis, E&Y determined that the revenue related to this particular transaction should be accounted for utilizing the “sell-through” method of accounting, provided the other criteria for revenue recognition under applicable accounting standards were met. After discussion and further review, the Company agreed with this position and did not include this revenue in the quarterly report or its quarterly results. This matter was reviewed with both the Company’s Audit Committee and with the Company’s Board of Directors in meetings on October 21, 2003 by E&Y. In connection with the Company’s preparation of a Current Report on Form 8-K in connection with E&Y’s resignation, E&Y informed the Company that, upon further review and analysis of all discussions and information through the date of its resignation, E&Y concluded that in its view in fact there had been a disagreement in connection with the matters described above. The Company has not changed its conclusion that no disagreement occurred.

The Audit Committee authorized E&Y to respond fully to any and all inquiries of the successor auditor, concerning any matters that occurred during E&Y’s tenure as the Company’s auditor, including any of the matters referred to above.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of the outstanding Common Stock as of March 1, 2006 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the directors, nominees for director and Named Officers and (iii) all current executive officers and directors as a group. Each beneficial owner has sole voting and investment power as to such shares except as otherwise indicated.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Rights to Acquire Beneficial Ownership of Shares of Common Stock(1)	Total Number of Shares of Common Stock Beneficially Owned	Percent of Class
MMI Investments, L.P.(2) 1370 Avenue of the Americas New York, New York 10019	4,848,700		0	4,848,700	10.6%
Ameriprise Financial Inc.(3) 145 Ameriprise Financial Center Minneapolis, Minnesota 55474	2,898,878		0	2,898,878	6.4%
Barclays Global Investors, NA(4) 45 Fremont Street San Francisco, CA 94105	2,483,591		0	2,483,591	5.4%
Columbia Wanger Asset Management, L.P.(5) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,313,000		0	2,313,000	5.1%
John E. Bailye c/o Dendrite International, Inc. 1405 U.S. Highway 206 Bedminster, New Jersey 07921	2,514,678	(6)	909,942	3,424,620	7.4%
John A. Fazio	7,000		140,000	147,000	*
Bernard M. Goldsmith	21,000		225,766	246,766	*
Edward J. Kfoury	57,000		192,766	249,766	*
Paul A. Margolis	18,100		215,766	233,866	*
John H. Martinson	60,204		267,766	327,970	*
Patrick J. Zenner	9,000		162,289	171,289	*
Peter W. Ladell	3,500		8,000	11,500	*
Peter G. Tombros	2,000		12,000	14,000	*
Mark H. Cieplik	15,595		427,832	443,427	*
Natasha Giordano	1,500		146,314	147,814	*
Garry D. Johnson	3,429		200,230	203,659	*
Mark Theilken	5,015		310,000	315,015	*
Paul L. Zaffaroni	23,035		734,000	757,035	1.6%
All executive officers and directors as a group (17 persons)	2,741,632		4,576,614	7,318,266	14.6%

*                    Less than 1% of the outstanding shares of Common Stock.

(1)         Represents shares subject to stock options exercisable, and RSUs that will vest, on or within 60 days following March 1, 2006.

(2)         Pursuant to an amended Schedule 13D filed on March 2, 2006 by MMI Investments, L.P. and MCM Management LLC (together, “MMI”), MMI has shared voting power and shared dispositive power with respect to 4,848,700 shares.

(3)         Pursuant to an amended Schedule 13G filed on February 11, 2005 by Ameriprise Financial, Inc. (“AFI”), AFI has shared voting power with respect to 292,685 shares and shared dispositive power with respect to 2,898,878 shares.

(4)         Pursuant to a Schedule 13G filed on January 26, 2006 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited (collectively, “Barclays”), Barclays has sole voting power with respect to 2,279,219 shares and sole dispositive power with respect to 2,483,591 shares.

(5)         Pursuant to a Schedule 13G filed on February 14, 2006 by Columbia Wanger Asset Management, L.P. (“WAM”) and WAM Acquisition GP, Inc., indicated to be the general partner of WAM (“WAM GP”), WAM has sole voting power and sole dispositive power with respect to 2,313,000 shares and WAM GP has shared voting power and shared dispositive power with respect to such shares.

(6)         Represents 1,973,773 shares owned of record by Mr. Bailye, 514,905 shares owned of record by Carinya Holdings Company (“Carinya”) and 26,000 shares owned of record by the Bailye Family Foundation (the “Foundation”). Carinya is a general partnership the general partners of which are Mr. Bailye, Mr. Bailye’s wife, and trusts for the benefit of each of their two children. The trustees of the trusts are Mr. Bailye’s parents and Mrs. Bailye’s parents, respectively, as general partners. The partnership agreement provides that the voting power with respect to shares owned by the partnership is subject to the majority vote of all partners other than Mr. Bailye. Mr. Bailye disclaims beneficial ownership of the shares owned by Carinya except to the extent of the two 10% partners’ interests owned by Mr. Bailye and his spouse. The Foundation is a trust established exclusively to provide financial support for charitable organizations which are exempt institutions under Section 501(c)(3) of the Internal Revenue Code. Mr. Bailye and his spouse constitute two of the three trustees of the Foundation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports regarding ownership of the Company’s Common Stock with the SEC, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made, except for one transaction on Form 4 filed one day late by Mr. Bailye on behalf of the Bailye Family Foundation and one transaction reporting a gift on Form 5 filed late by Mr. Modde.

SHAREHOLDER PROPOSALS

Shareholder proposals that are intended for inclusion in the proxy statement and related proxy materials for the Company’s 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than November 21, 2006 and must be in compliance with applicable SEC regulations.

Under the terms of the Company’s By-laws, shareholders who intend to submit a nomination for election as a director at an annual meeting of shareholders must be a shareholder of record on the date of providing such notice to the Secretary of the Company and on the record date for determination of shareholders entitled to vote at the annual meeting. To be eligible for consideration, a shareholder’s notice must be timely and in proper written form.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the date of the annual meeting, provided that if the Company provides less than seventy days’ notice or announcement of the date of the annual meeting, notice by the shareholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting date is mailed or announced, whichever occurs earlier.

To be in proper written form, a shareholder’s notice to the Secretary of the Company must set forth the items specified in the By-laws for each person whom the shareholder proposes to nominate as a director, including all information which may be required under Section 14 of the Securities Exchange Act of 1934 as well as: (a) name, age, business address and residence address; (b) principal occupation or employment; and (c) class or series and number of shares of Common Stock that are owned beneficially or by record. In addition, a shareholder’s notice must set forth the items specified in the By-laws for the shareholder giving notice, including: (a) name and address; (b) class or series and number of shares of Common Stock that are owned beneficially or of record; (c) a description of all arrangements or understandings between the shareholder and each proposed nominee or others relating to any nomination(s); and (d) a representation that the shareholder intends to appear in person or by proxy at such annual meeting to nominate the person(s) named in the notice.

FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING ALL FINANCIAL STATEMENT SCHEDULES AND LIST OF EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, DENDRITE INTERNATIONAL, INC., 1405 U.S. HIGHWAY 206, BEDMINSTER, NEW JERSEY 07921. THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE WITHOUT CHARGE THROUGH THE COMPANY’S WEBSITE, WWW.DENDRITE.COM.

OTHER MATTERS

The Board knows of no other matters which may be presented at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote upon such matters in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with their best judgment.

BY THE ORDER OF THE BOARD OF DIRECTORS

Christine A. Pellizzari
Secretary

DIRECTIONS TO DENDRITE INTERNATIONAL, INC.

1405 U.S. Highway 206
Bedminster, New Jersey 07921
(908) 443-2000

From Newark Airport

•       Take I-78 West to I-287 North (Exit 29).

•       Take I-287 North to Route 206 North (Exit 22 B)

•       Travel approximately 1/2 mile to third traffic light.

•       Turn left into building parking.

From I-287 North or South

•       Take I-287 North/South to Route 206 North (Exit 22).

•       Travel approximately 1/2 mile to third traffic light.

•       Turn left into building parking.

From I-78 East or West

•       Take I-78 East/West to I-287 North (Exit 29).

•       Take I-287 North to Route 206 North (Exit 22 B)

•       Travel approximately 1/2 mile to third traffic light.

•       Turn left into building parking.

DENDRITE INTERNATIONAL, INC.

1405 U.S. HIGHWAY 206

BEDMINSTER, NJ 07921

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DENDRITE INTERNATIONAL, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2006 AND AT ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

The undersigned hereby constitutes and appoints John E. Bailye, Jeffrey Bairstow and Christine A. Pellizzari, and each of them, proxies of the undersigned with full power of substitution, to represent and vote, as designated on the reverse side, all shares of Common Stock of Dendrite International, Inc. (the “Company”), which the undersigned could vote if personally present at the Annual Meeting of Shareholders of the Company to be held on April 19, 2006 and at any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Company’s Annual Report, the Notice of the Annual Meeting of Shareholders and Proxy Statement, and revokes all prior proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, OR “FOR” SUCH SUBSTITUTE NOMINEES AS MAY BE NOMINATED BY THE BOARD OF DIRECTORS IN THE EVENT ANY OF THE INITIAL NOMINEES SHOULD BECOME UNAVAILABLE, “FOR” THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN THE DISCRETION OF THE PROXY COMMITTEE ON ANY OTHER MATTER PROPERLY BEFORE THE MEETING, UNLESS OTHERWISE SPECIFIED.

THE PROXY COMMITTEE IS ALSO AUTHORIZED TO VOTE “FOR” AN ADJOURNMENT OF THE MEETING UNLESS OTHERWISE INDICATED BELOW.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL –

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Dendrite International, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR each item listed herein.

1.                                      Election of Directors

01) John E. Bailye, 02) John A. Fazio,

03) Bernard M. Goldsmith, 04) Edward J. Kfoury,

05) Peter W. Ladell, 06) Paul A. Margolis,

07) John H. Martinson, 08) Peter G. Tombros,

09) Patrick J. Zenner

☐      FOR ALL

☐      WITHHOLD ALL

☐      FOR ALL EXCEPT

To withhold authority to vote, mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.                                       To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2006.

☐      FOR

☐      AGAINST

☐      ABSTAIN

☐      Mark here if you do not give the proxy committee authority to vote in their or his or her discretion “for” an adjournment of the Annual Meeting as set forth in the Proxy Statement.

(Please insert date below, sign exactly as name appears on your stock certificate and mail in the enclosed envelope. When signing as an officer, partner, executor, administrator, trustee or guardian, please give full title. For joint accounts, each joint owner should sign.)

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners)	Date

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